NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	May 4, 2009

Phone: 419-891-6417

E-mail: gary—smith@andersonsinc.com

The Andersons, Inc. Agrees to Acquire Hartung Brothers Inc. (HBI) Fertilizer Division

MAUMEE, OHIO, MAY 4, 2009 – The Andersons, Inc. (NasdaqGS:ANDE) today announced it has signed a definitive purchase agreement to acquire the Fertilizer Division of Hartung Brothers, Inc., as an addition to its Plant Nutrient Group. The transaction is scheduled to close July 31, 2009.

“The HBI Fertilizer Division will be a very nice addition to the Plant Nutrient Group (PNG),” said CEO Mike Anderson. “This strategic acquisition is consistent with the group’s stated growth objective expanding our geographic footprint to serve more customers in the western corn-belt states of Wisconsin and Minnesota.”

“The HBI culture and market position is very complementary to that of The Andersons,” continued Denny Addis, President PNG. “We are looking forward to developing a long-lasting relationship with the customers that HBI has served so well.”

HBI Fertilizer Division, based in Madison, Wisconsin, was founded in 1979 as a part of Hartung Brothers, Inc., a family-owned agribusiness. The division, which is a leading regional wholesale supplier of liquid fertilizers, has six strategically located facilities with 145,000 tons of storage capacity in Wisconsin and Minnesota. In 2008, the division generated $60 million in revenue.

“The Andersons make a perfect match for our Fertilizer Division and the employees who have contributed so much over the years to the success of that business, including Steve Sheline, VP of Sales, and Randy Hartung, VP Operations. We thank them for their efforts and wish them every success with the new owners,” continued Dan Hartung, President of HBI. “Hartung Brothers, Inc. will continue to grow our strategic vegetable, seed corn production and transportation businesses.”

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About The Andersons, Inc.
The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 12 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico. For more information, visit The Andersons online at www.andersonsinc.com.

About Hartung Brothers, Inc.
A family-owned and operating agribusiness since 1975, Hartung Brothers is dedicated to creating solutions to the unique challenges present in modern agribusiness. The company offers production contracts to growers in 6 states and Ontario for vegetables (snapbeans, peas, sweet corn, cucumbers, carrots, beets) and for the production of hybrid seed corn in IL and WI. Hartung Brothers corporate office is in Madison, WI , farm operations in Arena, WI , seed production facilities in Muncie, IL and Madison, WI., cucumber grading operations in Uvalde, TX, Bowling Green, OH; and Chatham, ON. Learn more about Hartung Brothers at www.hartungbrothers.com.

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